EXHIBIT 10.1

     SUNOCO LOGISTICS PARTNERS L.P. ANNOUNCES NEW REVOLVING CREDIT AGREEMENT

     PHILADELPHIA, November 22, 2004 – Sunoco Logistics Partners L.P. (NYSE: SXL) announced today that it has entered into a new five-year, $250 million Revolving Credit Agreement. It replaces a $250 million Revolving Credit Agreement which was to mature January 31, 2005.

     “We appreciate the strong support from our relationship banks in recognizing Sunoco Logistics’ financial strength and capacity to execute our strategic plans,” said Colin A. Oerton, Vice President and Chief Financial Officer.

     Citigroup Global Markets Inc. and Barclays Capital served as Joint Lead Arrangers and Bookrunners. Citibank, N.A is the Administrative Agent and Barclays Bank PLC is the Syndication Agent. The Co-Documentation Agents are Keybank N.A., Sun Trust Bank and Wachovia Bank, N.A.

     Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, was formed to acquire, own and operate substantially all of Sunoco, Inc.’s refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,900 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in the Yellowstone Pipe Line Company. The Terminal Facilities consist of 8.8 million barrels of refined product terminal capacity and 16.0 million barrels of crude oil terminal capacity (including 12.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 2,700 miles of crude oil pipelines, located principally in Oklahoma and Texas and a 43.8 percent interest in the West Texas Gulf Pipe Line Company. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

     NOTE: Those statements made in this release that are not historical facts are forward-looking statements. Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transaction described in the foregoing news release will be consummated; whether or not such transaction will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor relations problems; the legislative or regulatory environmental; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s September 30, 2004 Form 10-Q filed with the Securities and Exchange Commission on November 5, 2004. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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